Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is made and entered into by and between James C. Keeley (the “Employee”), and PTGi Holding, Inc. (“Parent”), Primus Telecommunications, Inc. (“PTI”) and its affiliate PTGi International Carrier Services, Inc. (“PTGi-ICS” and together with PTI and Parent, the “Employer”).

WHEREAS, the Employer and the Employee entered into an employment offer letter dated March 22, 2011 (the “Employment Letter”); and

WHEREAS, effective December 4, 2013, the Employee’s employment with the Employer was terminated by the Employer “without cause” (as defined in the Employment Letter).

NOW THEREFORE, in consideration of the mutual promises contained herein, it is agreed as follows:

1. The parties acknowledge and agree that the Employee’s employment with the Employer has been terminated effective December 4, 2013 (the “Termination Date”). The Employee acknowledges and agrees that the Employer has no obligation to re-employ the Employee at any time in the future and, if the Employee should seek employment with the Employer at some future date, the Employer may choose to decline the Employee’s request for future employment, without consequence to the Employer. The Employer agrees that it will not contest the Employee’s eligibility for unemployment compensation benefits. Notwithstanding the foregoing, nothing in this Section 1 shall prohibit the Employer from responding truthfully to inquiries from any governmental agency or regulatory authority concerning the Employee’s employment with the Employer or the termination thereof.

2. Once this Agreement becomes effective as described in Section 13 below and no sooner than January 15, 2014 (the “Effective Date”), the Employer shall pay (a) the Employee the amount of $559,068, less applicable deductions and withholdings, including FICA, which represents (i) one (1) year of the Employee’s current base salary, (ii) an annual performance bonus, and (iii) a 2013 pro-rated bonus; and (b) the Employee the amount of $15,094, which represents twelve (12) months of COBRA premiums, based on the 2013 plan in which Employee participates, provided, however, that if the COBRA premiums increase in 2014, the Employer shall reimburse the Employee for the difference between the 2013 and the 2014 premiums from the date of such increase until the first anniversary of the Termination Date ((a), and (b) together, the “Severance Pay”). The Employer shall become obligated to pay the Severance Pay only if the Employee has not revoked this Agreement during the seven-day revocation period referenced in Section 13 below.

3. The Employee currently holds Restricted Stock Units (“RSUs”) covering 8,386 shares of Common Stock and dividend equivalents in the aggregate amount of $104,825 (the “Dividend Equivalent Amount”), which RSUs shall vest on the Termination Date. Subject to this Agreement becoming effective in accordance with Section 13, as soon as practicable following the Revocation Period (as defined in Section 13), the Employer shall issue shares of Common Stock to the Employee in respect of the RSUs, net of shares of Common Stock to be withheld with respect to applicable deductions and withholdings, and shall pay the Employee in cash the Dividend Equivalent Amount, less applicable deductions and withholdings.

4. As a material inducement to the Employer to enter into this Agreement and in consideration of the Employer’s promise to provide the Severance Pay pursuant to Section 2 above, the Employee, on behalf of the Employee, the Employee’s heirs, legal representatives, executors, administrators and assigns, hereby irrevocably and unconditionally releases the Employer and all its parent companies, subsidiaries, affiliates and related entities, together with all of its and their current, former and future employees, directors, partners, members, shareholders, officers, agents, attorneys, representatives, insurers, predecessors, successors, assigns, and the like, and all persons acting by, through, under or in concert with any of them (collectively, the “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages or causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, arising on or before the date the Employee signs this Agreement, including, but not limited to, any claims arising out of or related to (a) the Employment Letter, (b) the Employee’s employment with the Employer and the ending of that employment, (c) any contract, express or implied, in writing or oral (other than the following which are expressly not released all rights that the Employee may have following the termination of his employment under the Employer’s Certificate of Incorporation and Bylaws and/or other relevant governing documents, any applicable Employer insurance and any indemnity agreements to which the Employee is a party which provide for indemnification, insurance or other, similar coverage for the Employee with respect to his actions or inactions as an officer and employee, or (d) any rights or claims under any federal, state or local statute prohibiting any form of discrimination, including, without limitation, the National Labor Relations Act, Title VII of the 1964 Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Virginia Human Rights Act, the Rehabilitation Act of 1973, including Section 504 thereof, the Americans with Disabilities Act, the Americans with Disabilities Amendments Act of 2008, the Civil Rights Act of 1966 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Genetic Information Nondiscrimination Act of 2008, the Family and Medical Leave Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act, and the Occupational Safety and Health Act, all as amended. This release specifically includes, but is not limited to, any claims based upon race, color, age, religion, sexual orientation, creed, sex, national origin, ancestry, alienage, citizenship, nationality, mental or physical disability, marital status, harassment or any other basis prohibited by law. The Employee further agrees to waive irrevocably any right to recover under any claim that may be filed on the Employee’s behalf by the U.S. Equal Employment Opportunity Commission (“EEOC”) or any other federal, state or local government entity, relating to the Employee’s employment with the Employer or the ending of that employment. Notwithstanding the foregoing, this Agreement does not: (x) prohibit or restrict Employee from communicating, providing relevant information to or otherwise cooperating with the EEOC or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws or responding to any inquiry from such authority, including an inquiry about the existence of this Agreement or its underlying facts, or (y) require Employee to notify the Employer of such communications or inquiry. In addition, the Employer confirms that, notwithstanding the termination of the Employee’s employment, the Employee shall continue to have all rights that the Employee may have following the termination of his employment under the Employer’s Certificate of Incorporation and Bylaws and/or other relevant governing documents, any applicable Employer insurance and any indemnity agreements to which the Employee is a party which provide for indemnification, insurance or other, similar coverage for the Employee with respect to his actions or inactions as an officer and employee, including, without limitation, that certain Indemnity Agreement, by and between the Employee and Parent, dated as of May 11, 2011 (the “Indemnity Agreement”).

5. The Employee represents and warrants that the Employee has not (a) filed or otherwise initiated any complaints or charges or lawsuits against the Employer or any other Releasee with any governmental agency or court, or (b) assigned or transferred, or purported to assign or transfer, to any person or entity, any claim or any portion thereof or interest therein the Employee has against the Employer or any other Releasee.

6. The Employee has returned all Employer property, including without limitation, all equipment, computers/laptops, supplies, documents, files, records, reports, memoranda, software, credit cards, cardkey passes, identification badges, door and file keys, computer access codes, disks, employee or instructional manuals, and all other physical or personal property the Employee received from the Employer, whether such material is in paper form or electronic or recorded format.

7. The Employee agrees that the Employee will not make, or cause to be made, any disparaging or defamatory comments about the Employer or about any other Releasee, nor will the Employee authorize, encourage or participate with anyone on the Employee’s behalf to make such statements. The Employer agrees that the Employer’s management will not make, or cause to be made, any disparaging or defamatory statements about the Employee or authorize, encourage or participate with anyone on the Employer’s behalf to make such statements.

8. Except to the extent already in the public domain, the Employee agrees to keep the terms, amount and fact of this Agreement completely confidential, except as may be required by law or legal process (except to the extent publicly disclosed by the Employer), and except that the Employee may reveal the terms of this Agreement to the Employee’s immediate family and the Employee’s legal, financial and tax advisors, provided that each such individual agrees not to reveal such information further.

9. The Employee acknowledges and agrees that the Severance Pay to be provided to the Employee under Section 2 above shall be in lieu of and discharge any obligations of the Employer to the Employee for any further compensation, severance benefits, or any other expectations of remuneration or benefit on the part of the Employee, except: (a) for the payment of any salary earned but not paid through the Termination Date, less applicable deductions and withholdings; (b) for the payment of any accrued but unused paid-time-off as of the Termination Date, which the parties acknowledge and agree is twelve (12) days, less applicable deductions and withholdings; (c) for the reimbursement of reasonable business expenses incurred by the Employee prior to the Termination Date, to be paid in accordance with the Employer’s policy for reimbursement of employee business expenses; and (d) to the extent that the Employee qualifies for benefits under the terms of any employee benefit or equity incentive plan (the “Equity Plan”)

following the Termination Date, which in this case, Employee does not qualify for such benefit. If applicable, the Employee shall continue to be entitled to any vested benefits that accrued as of the Termination Date pursuant to the Equity Plan, but the Employee shall accrue no further benefits after the Termination Date.

10. The Employee represents and acknowledges that the Employee (a) has been given a period of forty-five (45) calendar days to consider this Agreement; (b) has read and understands the terms of this Agreement; (c) has been given an opportunity to ask questions of the Employer’s representatives; (d) understands that this Agreement includes a waiver of all rights and claims the Employee may have under the Age Discrimination In Employment Act of 1967 (29 U.S.C. §621 et seq.); and (e) has been advised to consult with an attorney prior to signing this Agreement.

11. The Employee further represents that in signing this Agreement the Employee does not rely, and has not relied, on any representation or statement not set forth in this Agreement made by any representative of the Employer or any other Releasee with regard to the subject matter, basis or effect of this Agreement or otherwise.

12. This Agreement is knowingly and voluntarily entered into by all parties.

13. For a period of seven (7) calendar days after the date the Employee signs this Agreement (which shall not be prior to the Termination Date), the Employee has the right to revoke this Agreement by delivering written notice of revocation to CEO, 460 Herndon Parkway, Suite 150, Herndon, VA 20170 prior to midnight on the seventh (7th) calendar day following the date on which the Employee signs this Agreement. The Agreement shall not be effective or enforceable, and the Employee shall not be entitled to any Severance Pay, unless and until seven (7) calendar days have elapsed from the date the Employee signs this Agreement, and the Employee has not revoked the Agreement during that seven (7) calendar day period (“Revocation Period”).

14. The Employee acknowledges that he shall continue to be bound by the Non-Competition, Non-Solicitation and Confidentiality Agreement, dated May 27, 2009, by and between PTI and Employee (“Confidentiality Agreement”).

15. The Employee hereby confirms his resignation effective as of the Termination Date, as an officer and a director of the Employer and all of its parents, affiliates, subsidiaries and associated or related corporations and shall execute a resignation letter.

16. The Employee shall cooperate reasonably with the Employer to execute any documents or agreements related to his position prior to the Termination Date.

17. This Agreement sets forth the entire agreement between the parties and supersedes any and all prior agreements, understandings or arrangements between the parties as to the subject matter of this Agreement, except that the following shall survive this Agreement and remain in full force and effect in accordance with their terms: any provision of the Employment Letter that contemplates performance by the Employee, the Employer or Parent after the Termination Date, the Confidentiality Agreement, and the Indemnity Agreement.

18. Employee acknowledges that Employee has a legal obligation to refrain from trading in the Employer’s securities while in possession of material non-public information regarding the Employer will continue after leaving the Employer and that after the Termination Date any transactions by Employee in the Employer’s securities will be effected by Employee independently of the Employer.

19. Employee acknowledges that, even though effective as of the Termination Date, Employee will no longer be an executive officer of the Employer, any transaction by Employee in the Employer’s securities executed within a period of less than six months of an opposite-way transaction that occurred while Employee was an executive officer of the Employer will continue to be subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, and that Employee will remain responsible for complying with such provisions. Employee further acknowledges that, within 45 days after the end of the Employer’s fiscal year, all former executive officers who conducted unreported transactions in the Employer’s securities during the fiscal year may be required to file a year-end report with the Securities and Exchange Commission, and that Employee’s failure to respond on a timely basis to a request from the Employer for a written representation that no such filing is due may result in disclosure in the Employer’s Proxy Statement and Annual Report on Form 10-K that Employee is delinquent with respect to a required report.

20. Employee acknowledges that during his employment with the Employer, Employee had access to trade secrets and other confidential and/or proprietary information (“Confidential Information”). Employee agrees that he will use his best efforts and utmost diligence to preserve, protect, and prevent the disclosure of such Confidential Information, and that he shall not, either directly or indirectly, use, misappropriate, disclose or aid any other person in disclosing such Confidential Information. Employee acknowledges that as used in this Agreement, “Confidential Information” includes, but is not limited to, all methods, processes, techniques, practices, product designs, trade secrets, pricing information, billing histories, customer requirements, customer lists, employee lists, salary information, personnel matters, financial data, operating results, plans, contractual relationships, projections for new business opportunities for new or developing business for the Employer, its parent, subsidiaries or affiliates, and technological innovations in any stage of development. “Confidential Information” also includes, but is not limited to, all notes, records, software, drawings, handbooks, manuals, policies, contracts, memoranda, sales files, or any other documents generated or compiled by any employee of the Employer, its parent, subsidiaries or affiliates. Such information is, and shall remain, the exclusive property of the Employer, its parent, subsidiaries or affiliates, and Employee hereby covenants and agrees that he shall promptly return all such information to the Employer.

21. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without reference to rules regarding conflicts of law. The Employee irrevocably submits to and recognizes the jurisdiction of Virginia’s state courts or, if appropriate, a federal court located in the Commonwealth of Virginia (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement of any subject addressed in this Agreement.

22. The provisions of this Agreement are severable, and if any part or provision of it is found to be unenforceable, the other parts and provisions shall remain fully valid and enforceable, provided, however, that if the release provided for in Section 4 above (or any part thereof) is found to be invalid, the parties shall negotiate a modification to such release to ensure the maximum enforceability permitted by law.

23. This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument.

24. Neither this Agreement nor any part of it may be modified, amended, changed or terminated orally, and any modification, amendment, or termination must be in writing signed by the parties hereto. Any waiver of any term or provision of this Agreement must be in writing and signed by the party granting the waiver.

25. This Agreement shall be binding on, and inure to the benefit of, the Employee and the Employer and each of their respective heirs, administrators, representatives, executors, successors, assigns, parent companies, subsidiaries and affiliates.

26. Each party shall bear its or his own attorneys’ fees and costs incurred in connection with this Agreement.

27. Any provision of this Agreement that contemplates performance after any termination or expiration of this Agreement shall survive any termination or expiration of this Agreement and continue in full force and effect.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement on the date(s) indicated below.

EMPLOYEE:

/s/ James C. Keeley
James C. Keeley

Date: December 4, 2013

PTGi International Carrier Services, Inc.

By:	/s/ Craig Denson
Name:	Craig Denson
Title:	President of ICS business unit

Date: December 4, 2013

Primus Telecommunications, Inc.

By:	/s/ Robert Pons
Name:	Robert Pons
Title:	President and CEO

Date: December 4, 2013

PTGi Holding, Inc.

By:	/s/ Neil Subin
Name:	Neil Subin
Title:	Chairman

Date: December 4, 2013